Exhibit 99.1

        Dell Receives NASDAQ Notice Due to Delay in Filing of Form 10-Q

     ROUND ROCK, Texas--(BUSINESS WIRE)--June 19, 2007--Dell Inc. (NASDAQ:DELL) announced that the company received, as expected, a NASDAQ Staff Determination letter on June 14, 2007, indicating that the company is not in compliance with the NASDAQ continued listing requirements set forth in Marketplace Rule 4310(c)
(14). The Determination letter relates to the delayed filing of the company's Form 10-Q for the first quarter of fiscal 2008 ended May 4, 2007. The company previously announced receipt of NASDAQ Staff Determination letters relating to the delayed filing of its Quarterly Reports on Form 10-Q for the periods ended August 4, 2006 and November 3, 2006, and its Annual Report on Form 10-K for its fiscal year ended February 2, 2007.

     As previously announced, on May 4, 2007 the company submitted information regarding the status and certain preliminary results of the Audit Committee investigation to the NASDAQ Listing and Hearing Review Council, and requested the Council to extend the company's conditional listing while the company works to complete its delayed SEC filings and thereby regain compliance with NASDAQ's listing requirements. The Council's determination is pending.

     About Dell

     Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 25 on the Fortune 500. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.

     Dell is a trademark of Dell Inc.

     Dell disclaims any proprietary interest in the marks and names of others.


     CONTACT: Dell Inc., Round Rock
              Media Contacts:
              Bob Pearson, 512-728-3256
              Bob_pearson@dell.com
              or
              Dwayne Cox, 512-728-6236
              Dwayne_Cox@dell.com
              or
              Investor Contacts:
              Lynn A. Tyson, 512-723-1130
              lynn_tyson@dell.com
              or
              Robert Williams, 512-728-7570
              robert_williams@dell.com